Exhibit 10.1

SETTLEMENT AND LEASE MODIFICATION AGREEMENT

            THIS SETTLEMENT AND LEASE MODIFICATION AGREEMENT (the "Agreement") is made and entered into this 22nd day of July, 2003, by and between Lightwave Drive, L.L.C. ("Landlord"), and Digital Lightwave, Inc. ("Tenant") (Landlord and Tenant are sometimes collectively referred to as the "parties").

RECITALS:

A.                  In the landlord-tenant case styled Lightwave Drive, L.L.C. v. Digital Lightwave, Inc., pending in the Sixth Judicial Circuit for Pinellas County, Florida, and bearing Case No. 0300241CI-15 (the “Lawsuit”), Landlord filed a two-count Complaint against Tenant, seeking both eviction and the recovery of monetary damages.

B.                   Landlord (through its predecessor in interest, Orix Hogan Burt Pinellas Venture) and Tenant entered into a Lease Agreement (the "Original Lease") with an effective date of January 14, 1998, for property located at 15550 Lightwave Drive in Pinellas County, Florida (the "Demised Premises").  The Original Lease was modified by a First Amendment to Lease Agreement dated March 3, 1998 (the "First Amendment") and by a Second Amendment to Lease Agreement dated June 2, 1999 (the "Second Amendment").  The Original Lease, First Amendment, and Second Amendment are, collectively, the "Lease".

C.                  In its Complaint, Landlord asserted that:

1.       in violation of the Lease, Tenant did not timely pay either (1) the rent due from March through July 2003 or (2) the 2002 real estate taxes for the Demised Premises; and

2.      Landlord itself paid the 2002 real estate taxes for the Demised Premises.

D.                  The Lease is secured in part by an Irrevocable Standby Letter of Credit issued by First Union National Bank, n/k/a Wachovia Bank., N.A. ("Wachovia"), and bearing Letter of Credit number SM411814C ("Letter of Credit").   The Letter of Credit is secured by cash held by Wachovia.

E.                   As of February 28, 2003, the aggregate total of the Letter of Credit was $2,000,000.00.

F.                   Landlord previously partially drew down the Letter of Credit in the amount of $463,642.63.  The amount drawn down totaled the amounts due to Landlord for the Rent that accrued in March and April 2003 and the 2002 real estate taxes for the Demised Premises

G.                  With the Tenant's knowledge and approval, Landlord intends and is entitled to make a second draw on the Letter of Credit on or about July 25, 2003 in the amount of $53,333.85 (the "Second Draw").  The Second Draw equals the amounts that will remain due to Landlord under the Lease after Tenant makes the payment required by Paragraph 2(a) below.

H.                  Desiring to avoid the expense and uncertainty of further litigation and to resolve any and all controversy between them, Landlord and Tenant have agreed to compromise and settle all claims that have been or could have been asserted in the suit mentioned above.  As part of this compromise and settlement, Landlord agrees to forebear from pursuing the relief it requested in the Lawsuit, and the parties have agreed to amend the Lease on the terms and conditions of this Agreement.

I.                     Landlord and Tenant intend to be bound hereby.  Landlord and Tenant also wish to set forth the terms and conditions of their settlement in this Agreement.

AGREEMENT

            THEREFORE, in consideration of the mutual promises and agreements set forth below, which each party acknowledges and agrees are good and valuable consideration, and receipt of which is acknowledged by each party, Landlord and Tenant agree as follows:

1.      Recitals:   The recitals set forth above are true and correct and are incorporated into the terms of this Agreement.

2.      Payment:  In consideration for and as an express condition of Landlord agreeing to enter into this Agreement, Tenant agrees to make the following payments to Landlord:

(a)                Tenant shall pay Landlord the amount of $421,500.00 (which amount includes Landlord’s attorneys’ fees and costs incurred in connection with the Lawsuit), by wire transfer, at or before 4:00 p.m. on July 23, 2003.

(b)               Notwithstanding anything in Section 7.1 of the Original Lease to the contrary, as advance payment of the year 2003 real estate taxes for the Demised Premises, Tenant shall pay Landlord, as Additional Rent under the Lease, $33,000.00 per month for the five month period beginning October 1, 2003, and ending on February 29, 2004, for a total payment equaling $165,000.00. Each of these five (5) payments shall be paid in accordance with the Rent payment provisions in the Lease.  Landlord shall timely pay the 2003 ad valorem real estate taxes for the Demised Premises.

(i) The parties stipulate and agree that the exact amount of real property taxes applicable to the Demised Premises for 2003 are unknown.  The above tax payment obligation is an estimate based on the prior year's taxes.  Should actual taxes for the current year vary from the above estimate, within thirty (30) days after written demand, Landlord or Tenant shall pay to the other the difference between the estimated taxes paid by Tenant to Landlord and the actual taxes paid for 2003.

(c)                As partial payment of the Rent due for the months between and including August 2003 and December 2003, Tenant will pay Landlord $75,000.00 cash in accordance with the Rent payment provisions of the Lease.  Landlord shall be entitled to draw on the Letter of Credit for the difference between Tenant's Rent obligations under the Lease and its $75,000.00 cash payment, at any time after the first day of such month, without notice to Tenant.

3.      Full Rent Due From Tenant:  Beginning on January 1, 2004, Tenant will pay the full amount of Rent due under the Lease entirely on its own and without reliance on the Letter of Credit.  No later than January 1, 2004, Tenant will bring current all charges and amounts due under the Lease, except as otherwise provided in this Agreement, including, without limitation, any modification to the Lease contained in Section 5 of this Agreement.

4.      Draws On the Letter of Credit:

(a)    Tenant and Landlord acknowledge that, pursuant to the terms of the Letter of Credit, Landlord may only draw on the Letter of Credit in the event Tenant is in default under the Lease.  In order to amend and clarify Landlord's rights with respect to the Letter of Credit, Landlord and Tenant stipulate and agree that the first sentence of the third paragraph of Section 27 of the Original Lease is hereby deleted and replaced with the following:

"If Tenant is in default under this Lease, the Letter of Credit may be drawn upon by Landlord upon presentation of a sight draft, by a draw of that portion of the remaining balance of the Letter of Credit then due and payable under the Lease.  Tenant shall be deemed to be ‘in default’ under the Lease for purposes of drawing on the Letter of Credit upon the occurrence of any of the following:

(i) Tenant fails to pay fully any item of Rent as and when due, and such failure continues for a period of 10 days, without regard to any other cure period granted or notice requirement under this Lease and without regard to whether such failure is determined (upon occurrence or at any later time) to be an Event of Default under the Lease;

(ii) Tenant breaches or fails to timely perform any of its other monetary obligations under this Lease (as amended hereby), and the breach or failure continues for a period of 15 days, without regard to any other cure period granted or notice requirement under this Lease and without regard to whether such breach or failure is determined (upon occurrence or at any later time) to be an Event of Default under the Lease;

(iii)  Landlord's entitlement to draw on the Letter of Credit, pursuant to Section 2(c) of this Agreement;

(iv) if Tenant holds over or remains in possession of the Demised Premises after the expiration of the Term or termination of this Lease, without Landlord's express written consent; or

(v) an Event of Default."

(b) Notwithstanding anything contained herein to the contrary, the parties stipulate and agree that the provisions of paragraph 4(a) above shall pertain solely to the Landlord’s right to draw upon the Letter of Credit and shall not modify, alter or amend the definition of “Event of Default” set forth in Section 14.1 of the Original Lease or any rights, obligations or terms set forth therein.

5.      New Letter of Credit:  On or before November 10, 2003, Tenant will provide Landlord with a new letter of credit in the amount of $1,350,000.00, with an effective date on or before November 20, 2003, in the form and substance required in and otherwise consistent with Section 27 of the Original Lease and paragraph 4 of this Agreement (the "New Letter of Credit").  The parties stipulate and agree that the New Letter of Credit replaces, and does not supplement, the Letter of Credit required by the Lease.  Upon its effective date, the New Letter of Credit shall be the "Letter of Credit" under the Lease (as amended).  If Tenant fails to deliver the New Letter of Credit to Landlord on or before November 10, 2003, Tenant shall be deemed to be "in default" under this Lease, and Landlord shall immediately, and without notice or opportunity to cure, be entitled to draw the entire amount of the Letter of Credit and hold such amount to secure Tenant's obligations under the Lease, in accordance with the first paragraph of Section 27 of the Lease.  Subject to the replacement and restoration provisions in Section 27 of the Original Lease, as amended, and expressly conditioned on no Event of Default having occurred after the date of this Agreement:

(a)                Effective November 20, 2006, the amount of the New Letter of Credit may be reduced by Tenant to $1,150,000.00; and

(b)               Effective November 20, 2007, the amount of the New Letter of Credit may be reduced by Tenant to $1,000,000.00.

6.      Default:  Should Tenant or Landlord default under any term(s) of this Agreement, such default shall constitute an "Event of Default" under the Lease, as amended.

7.      Non-Admission:  By entering into this Agreement, neither party admits liability or fault concerning the matters being settled, compromised or released.

8.      Action to Enforce or for Breach:  If any party undertakes action to enforce its rights under, or the obligations of any other party to, this Agreement, such party shall be entitled to recover, in addition to any damages suffered, all reasonable attorneys' fees and costs incurred, whether suit is filed or not.  Without limiting the generality of the foregoing, the right to recover reasonable attorneys' fees and costs incurred in enforcing this Agreement shall include paralegal's fees and shall apply in any legal proceeding, in any country, including trial court level, appellate or bankruptcy proceedings.

9.      Entire Agreement:  This Agreement contains the parties' full and complete agreement as to the subject matter hereof.  No other agreements, expressed or implied, regarding the subject matter hereof shall be enforceable unless in writing and signed by the parties to be charged.  The parties acknowledge and agree that there are no inducements or representations leading to the execution of this Agreement, except as herein contained.

10.  Construction:  This Agreement shall not be construed against any party hereto, regardless of which party drafted this Agreement.

11.  Authority:  Each of the parties represent and warrant to the other that its undersigned representative has the authority to execute this Agreement on its behalf as a binding legal contract.

12.  Amendment:  There shall be no oral amendment of this Agreement.  Any amendment shall be in writing, duly signed by the party to be charged.

13.  Advice of Counsel:  The parties agree that they have carefully read this Agreement, that they know and understand its contents and its legal, binding effect, that they each have been represented by legal counsel with regards to the matters in dispute, and that they execute this Agreement voluntarily as their own free act and deed.

14.  Miscellaneous:  This Agreement shall be binding upon and inure to the benefit of the parties and each of them, and their respective successors and assigns.

15.  Governing Law:  This Agreement shall be construed under and governed by the laws of the State of Florida.

16.  Counterparts:  This Agreement may be executed by the parties in multiple counterparts, with each counterpart in combination with the other(s) having the same force and effect as if a single instrument were executed by all parties hereto.  A facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as an original, and the parties agree to deliver counterparts of this Agreement containing original signatures as soon as possible.

17.  Ratification:  Except as expressly modified herein, the Lease shall remain in full force and effect, and the terms thereof are hereby ratified and confirmed.

18.  Settlement:  Upon the full execution of this Agreement by all parties, and upon Landlord’s receipt from Tenant of the payment required by Section 2(a) of this Agreement, all of Tenant's Base Rent and Additional Rent obligations (expressly excluding any indemnification obligations of Tenant accruing or relating to events or circumstances prior to the date of this Agreement and of which Landlord does not have actual knowledge as of the date of this Agreement) under the Lease up to the date of this Agreement shall be deemed to be satisfied, and Landlord shall then file a Notice of Voluntary Dismissal Without Prejudice of the Lawsuit.  Landlord states it has no present, actual knowledge of any Events of Default under the Lease, other than the Events of Default expressly addressed in this Agreement.

Signed, sealed and delivered

in the presence of the following

witnesses:

                                                                                                LIGHTWAVE DRIVE, L.L.C.

                                                                                                a Florida limited liability company

/s/ [illegible]                                                                              By:       /s/ Enda S. Brackon

Print Name:      /s/ [illegible]                                                      Name:  Enda S. Brackon

                                                                                                Title:     V.P.

                                                                                                Date:  July 23, 2003

Cindy Adkins

Print Name:      Cindy Adkins

                                                                                                DIGITAL LIGHTWAVE, INC.

                                                                                                a Delaware Corporation

Pauline Daninos                                                            By:       /s/ James R. Green

Print Name:      Pauline Daninos                                                Name: James R. Green

                                                                                                Title:   President and CEO

                                                                                                Date:  July 22, 2003

Julie Hayes

Print Name:      Julie Hayes